Exhibit 99.1

ITT Reports Solid 2018 Full-Year and Fourth-Quarter Results, 2019 Guidance

2018 Full-Year Results:

  Revenue up 6% to $2.75 Billion
  Organic Revenue up 4%
  Orders up 10%, Organic Orders up 8%
  Segment OI up 27%
  Adjusted Segment OI up 18%
  GAAP EPS up 191% to $3.75
  Adjusted EPS up 25% to $3.23

2018 Fourth-Quarter Results:

  Revenue down 1% to $678 Million
  Organic Revenue up 1%
  Orders Flat, Organic Orders up 2%
  Segment OI up 17%
  Adjusted Segment OI up 11%
  GAAP EPS of $0.57
  Adjusted EPS up 28% to $0.82
  Net Cash - Operating Less Capital Expenditures (“FCF”) up 106%, Adjusted FCF up 34%

2019 Guidance & Capital Deployment

  Total Revenue up 2% to 4%; Organic Revenue up 3% to 5%
  Adjusted Segment OI Margins up 60-120 bps
  GAAP EPS in Range of $2.69 to $3.05
  Adjusted EPS in Range of $3.42 to $3.66, up 10% at Midpoint of $3.54
  Announcing: 10% Increase in Quarterly Dividend to $0.147
  Announcing: Up to $25 Million in New Share Repurchases
  Announcing: Signing of Rheinhutte Pumpen Acquisition (Not Reflected in ITT Guidance)

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--February 22, 2019--ITT Inc. (NYSE:ITT) today reported 2018 full-year and fourth-quarter financial results that reflected the company’s continued focus on operational execution and strategies to win share in key global end markets. The company also provided 2019 guidance.

“Our 2018 results were fueled by ITT’ers around the world servicing our customers better through strong execution while we continue to build our operational capabilities, all of which helped us gain market share,” said CEO and President Luca Savi. “Looking ahead, our team is energized by the many actions we have identified in 2019 that will further benefit our customers while advancing ITT’s ability to continue growing our top line, expanding our margins, driving strong cash flow growth, and funding future strategic investments."

Full-Year Results

Revenue and Orders

The company delivered record revenue of $2.75 billion in 2018, a 6 percent increase that included favorable foreign exchange of $46 million, and $6 million from the Axtone acquisition which was completed in the first quarter of 2017. Full-year organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) increased 4 percent driven by continued growth in the industrial and transportation markets. Industrial growth was fueled by higher pump and valve demand in the petrochemical, chemical and biopharmaceutical markets. Transportation growth was driven by continued market share gains in automotive, and strength in rail and commercial aerospace. Organic revenue growth was partially offset by a decline in the oil and gas market as growth in connectors was more than offset by pump project timing.

The company received record orders of $2.89 billion, a 10 percent increase that included favorable foreign exchange of $49 million and $18 million from the Axtone acquisition. Organic orders grew 8 percent powered by growth in pump projects in petrochemical, chemical, and oil and gas, growth in connectors across major markets, and strong North American and Chinese friction OEM growth. Continued orders strength drove a $132 million increase in our year-end backlog, representing a 14 percent increase, excluding foreign exchange.

Segment Operating Income

GAAP segment operating income increased 27 percent reflecting strong operational execution across business segments. Adjusted segment operating income improved 18 percent and adjusted segment operating margin improved 150 basis points from global volume leverage, manufacturing and purchasing productivity, and foreign exchange, partially offset by higher commodity prices. Our operating income was also impacted by incremental strategic investments to support long-term growth, including the ITT Smart Pad, rotorcraft noise and vibration technologies, and the ramp up of our North American friction manufacturing facility. In addition, GAAP segment operating income was favorably impacted by lower restructuring, realignment, and acquisition-related expenses, and a favorable legal settlement.

Earnings Per Share

Full-year GAAP EPS increased to $3.75, compared to $1.29 in the prior year due to provisional tax charges of $1.45 related to the 2017 U.S. Tax Cuts and Jobs Act recorded in 2017, significant segment operating income growth, a favorable 2018 deferred tax valuation adjustment of $0.27, and an after-tax gain of $0.30 on the sale of a former operating location, partially offset by higher after-tax net asbestos costs of $0.18. Adjusted EPS increased 25 percent to $3.23, reflecting strong segment operating income growth, in addition to a lower tax rate and share count, partially offset by higher corporate and incentive costs.

Fourth-Quarter Results

Revenue and Orders

The company delivered revenue of $678 million, a 1 percent decrease, which included $15 million of unfavorable foreign exchange. Organic revenue increased 1 percent on growth in industrial markets from broad-based chemical strength and growth in transportation markets from friction dealer aftermarket, KONI rail, and commercial aerospace connectors. This growth was partially offset by flat global OE friction that outperformed global markets and a decline in oil and gas from project timing and connectors.

The company recorded flat orders of $667 million that included unfavorable foreign exchange of $13 million. Organic orders grew 2 percent reflecting a 30 percent increase in project pumps led by oil and gas and mining, and strong broad-based demand for connectors and control products. In addition, fourth-quarter orders growth was negatively impacted by a prior year $18 million defense order at Connect and Control Technologies.

Segment Operating Income

GAAP segment operating income increased 17 percent to $95 million on segment margins of 14.0 percent. Adjusted segment operating income increased 11 percent to $96 million on adjusted segment operating margins of 14.1 percent, an improvement of 140 basis points. The growth reflects volume benefits and net productivity improvements, including supply chain actions at each segment and the continued operational improvements at Connector facilities. Operating income growth was partially offset by unfavorable price, mix, increased strategic investments, higher commodity costs, and foreign exchange. In addition, GAAP segment operating income benefited from lower restructuring, realignment, and acquisition-related costs and a favorable legal settlement.

Earnings Per Share

Fourth-quarter GAAP EPS increased to $0.57, compared with a loss per share of $0.75 in the prior year, primarily due to the provisional tax charges of $1.45 related to the 2017 U.S. Tax Cuts and Jobs Act recorded in 2017. Adjusted EPS increased 28 percent to $0.82 reflecting net productivity benefits, lower corporate costs, and tax favorability due to the lower U.S. corporate tax rate and Italian rate reduction actions.

2019 Guidance

The company announced 2019 guidance with total revenue expected to be in the range of up 2 percent to 4 percent, or approximately $2.83 billion at the midpoint, including foreign exchange headwinds of $37 million. GAAP EPS is expected to be in the range of $2.69 to $3.05.

Organic revenue is expected to be up 3 to 5 percent, due to the benefits of our diversified multi-industrial portfolio, including global friction and rail share gains and chemical, petrochemical, and oil and gas project backlog. The organic growth will reflect accelerating automotive production ramp-ups from recent share gains in North American, Chinese and European markets, and as a result, we expect our Friction OEM business to continue to outperform global market production. In addition, the 18 percent increase in backlog, excluding foreign exchange, entering 2019 at both CCT and IP will provide topline momentum into 2019.

Adjusted EPS is expected to be in the range of $3.42 to $3.66 per share, which is up 10 percent at the $3.54 midpoint. The 10 percent increase will be driven by solid segment operating productivity and lower functional corporate costs, partially offset by a higher tax rate and foreign exchange headwinds. The 2019 effective tax rate of approximately 22.5 percent in the adjusted EPS guidance compares to a 2018 rate of 20.8 percent.

The company plans to continue to return capital to shareholders through increasing its quarterly dividend, for a seventh straight year, by 10 percent to $0.147 per share. The company is also targeting up to $25 million of incremental new share repurchases which, when combined with the $25 million of share repurchases previously authorized in November 2018, could result in total repurchases of up to $50 million in 2019.

Signing of Rheinhütte Pumpen Acquisition

Today ITT announced an agreement to acquire Rheinhütte Pumpen Group for €81 million. This strategic acquisition will expand ITT’s portfolio of highly engineered industrial pump technologies and will bolster IP’s presence in international markets and target end-markets. The proposed transaction will be funded from the company’s cash and revolving credit facility. The proposed transaction is subject to customary closing conditions, including appropriate regulatory approvals and is not reflected in ITT’s 2019 guidance provided above.

2018 Fourth-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year period

Motion Technologies

  Total revenue decreased 2 percent to $291 million, due to a 3 percent impact from unfavorable foreign exchange. Organic revenue increased 1 percent driven by a 16 percent increase in KONI primarily due to global strength in rail, partially offset by a 3 percent decline at Wolverine on weakness in shims and gaskets. Organic revenue for Friction was flat, however we continued to significantly outperform the global market due to strength in North America and China where we outperformed the market by 23 and 16 points of growth, respectively. Motion Technologies was also awarded a major new front axle, copper-free award for a cross-over platform in North America.
  GAAP operating income increased 40 percent to $48 million, and adjusted segment operating income increased 12 percent to $42 million. Both increases reflect strong operating and supply chain productivity, partially offset by higher commodity costs and increased strategic investments. In addition, GAAP operating income benefited from a favorable legal settlement and lower acquisition-related costs.

Industrial Process

  Total revenue decreased 2 percent to $229 million, due to a 2 percent impact from unfavorable foreign exchange. Organic revenue was flat as an 11 percent decrease in large pump projects primarily related to delivery timing was offset by a 5 percent increase in short-cycle activity due to strength in baseline pumps, aftermarket parts, and valves.
  GAAP operating income decreased 3 percent to $27 million, and adjusted operating income decreased 2 percent to $28 million, reflecting acquisition due diligence costs, a temporary increase in costs due to product line reset activities, lower project volumes, and unfavorable impacts from foreign currency and mix. The decline was partially offset by price actions targeted to offset tariff impacts and supply chain savings.

Connect and Control Technologies

  Total and organic revenue increased 4 percent to $159 million, driven by growth in aerospace as commercial aerospace grew 9 percent and rotorcraft grew 86 percent. Strength in medical and electric vehicle connectors drove the 3 percent increase in general industrial markets. This growth was partially offset by a 4 percent decrease in oil and gas connectors.
  GAAP operating income increased 4 percent to $20 million and adjusted segment operating income increased 24 percent to $26 million. Both measures reflect benefits from higher volumes, improved productivity gains in Connector operations, and restructuring benefits, partially offset by increased material costs. In addition, GAAP operating income was unfavorably impacted by a $5 million legal accrual.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors and a replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, March 8, 2019, at midnight.

For a reconciliation of GAAP to non-GAAP results, please refer to the section titled "Key Performance Indicators & Non-GAAP Measures." All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2018 revenues of $2.75 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished. More information on factors that could cause actual results or events to differ materially from those anticipated is included in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months		Twelve Months
For the Periods Ended December 31	2018	2017	2018	2017
Revenue	$678.4	$683.6	$2,745.1	$2,585.3
Costs of Revenue	467.9	475.6	1,857.9	1,765.4
Gross profit	210.5	208.0	887.2	819.9
General and administrative expenses	62.5	58.0	259.1	258.4
Sales and marketing expenses	40.5	41.3	168.2	169.5
Research and development expenses	23.7	25.5	98.4	93.5
Gain on sale of long-lived assets	(0.2)	—	(40.7)	(0.9)
Asbestos-related costs (benefit), net	15.4	13.1	4.9	(19.9)
Operating income	68.6	70.1	397.3	319.3
Interest and non-operating expenses, net	2.3	1.7	6.3	9.9
Income from continuing operations before income tax	66.3	68.4	391.0	309.4
Income tax expense	15.3	134.3	57.7	194.6
Income (loss) from continuing operations	51.0	(65.9)	333.3	114.8
Income (loss) from discontinued operations	1.3	(1.2)	1.3	(1.5)
Net income (loss)	52.3	(67.1)	334.6	113.3
Less: Income (loss) attributable to noncontrolling interests	0.4	0.1	0.9	(0.2)
Net income (loss) attributable to ITT Inc.	$51.9	$(67.2)	$333.7	$113.5

Amounts attributable to ITT Inc.:
Income (loss) from continuing operations, net of tax	$50.6	$(66.0)	$332.4	$115.0
Income (loss) from discontinued operations, net of tax	1.3	(1.2)	1.3	(1.5)
Net income (loss)	$51.9	$(67.2)	$333.7	$113.5
Earnings (loss) per share attributable to ITT Inc.:
Basic:
Continuing operations	$0.58	$(0.75)	$3.79	$1.30
Discontinued operations	0.01	(0.01)	0.02	(0.01)
Net income	$0.59	$(0.76)	$3.81	$1.29
Diluted:
Continuing operations	$0.58	$(0.75)	$3.75	$1.29
Discontinued operations	0.01	(0.01)	0.01	(0.01)
Net income	$0.59	$(0.76)	$3.76	$1.28
Weighted average common shares – basic	87.6	88.1	87.7	88.3
Weighted average common shares – diluted	88.7	88.1	88.7	89.0

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$561.2	$389.8
Receivables, net	540.0	629.6
Inventories, net	380.5	311.9
Other current assets	163.4	147.4
Total current assets	1,645.1	1,478.7
Plant, property and equipment, net	518.8	521.7
Goodwill	875.9	886.8
Other intangible assets, net	136.1	156.2
Asbestos-related assets	309.6	304.0
Deferred income taxes	164.5	149.9
Other non-current assets	196.8	202.9
Total non-current assets	2,201.7	2,221.5
Total assets	$3,846.8	$3,700.2
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term loans and current maturities of long-term debt	$116.2	$163.6
Accounts payable	339.2	351.4
Accrued liabilities	416.7	384.4
Total current liabilities	872.1	899.4
Asbestos-related liabilities	775.1	800.1
Postretirement benefits	208.2	227.3
Other non-current liabilities	166.5	175.6
Total non-current liabilities	1,149.8	1,203.0
Total liabilities	2,021.9	2,102.4
Total ITT Inc. shareholders' equity	1,822.4	1,596.1
Noncontrolling interests	2.5	1.7
Total shareholders’ equity	1,824.9	1,597.8
Total liabilities and shareholders’ equity	$3,846.8	$3,700.2

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Years Ended December 31	2018	2017
Operating Activities
Income from continuing operations attributable to ITT Inc.	332.4	115.0
Adjustments to income from continuing operations
Depreciation and amortization	109.4	105.3
Equity-based compensation	21.6	18.1
Gain on sale of long-lived assets	(40.7)	(0.9)
Asbestos-related benefit, net	4.9	(19.9)
Deferred income tax (benefit) expense	(14.7)	147.0
Asbestos-related payments, net	(40.8)	(45.3)
Contributions to postretirement plans	(11.2)	(45.0)
Changes in assets and liabilities:
Change in receivables	(2.7)	(59.3)
Change in inventories	(13.3)	14.2
Change in accounts payable	(4.2)	16.8
Change in accrued expenses	5.7	17.2
Change in income taxes	14.4	(14.8)
Other, net	11.0	(1.2)
Net Cash – Operating activities	371.8	247.2
Investing Activities
Capital expenditures	(95.5)	(113.3)
Proceeds from sale of assets	43.2	3.8
Acquisitions, net of cash acquired	—	(113.7)
Net Cash – Investing activities	(52.3)	(223.2)
Financing Activities
Commercial paper, net (repayments) borrowings	(44.5)	48.9
Short-term revolving loans, borrowings	246.5	77.3
Short-term revolving loans, repayments	(233.8)	(177.3)
Long-term debt, repaid	(2.7)	(1.3)
Long-term debt issued	3.2	7.0
Repurchase of common stock	(56.1)	(32.9)
Dividends paid	(47.3)	(45.4)
Proceeds from issuance of common stock	5.8	11.2
Other, net	0.1	—
Net Cash – Financing activities	(128.8)	(112.5)
Exchange rate effects on cash and cash equivalents	(15.3)	20.0
Net cash from discontinued operations – operating activities	(4.2)	(2.4)
Net change in cash and cash equivalents	171.2	(70.9)
Cash and cash equivalents – beginning of year	391.0	461.9
Cash and Cash Equivalents – End of Period	$562.2	$391.0
Supplemental Cash Flow Disclosures
Cash paid (received) during the year for:
Interest	$3.3	$3.8
Income taxes, net of refunds received	53.5	62.0

Key Performance Indicators & Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, adjusted free cash flow and backlog, some of which are non-GAAP. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends and share repurchases.

These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenue and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income, Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain asset impairment charges, certain acquisition-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. We believe that these measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, pension settlement and other curtailment costs, certain asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items.

Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos, the entire free cash flow may not be available for discretionary purposes. We believe that adjusted free cash flow provides useful information to investors as it provides insight into the primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Fourth-Quarter 2018 & 2017
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	Change	% Change
	3M 2018	3M 2017	2018 vs. 2017	2018 vs. 2017	3M 2018	3M 2018	3M 2018	Adj. 2018 vs. 2017	Adj. 2018 vs. 2017

Revenue
ITT Inc.	$678.4	$683.6	$(5.2)	(0.8)%	$—	$(14.7)	$693.1	$9.5	1.4%

Motion Technologies	291.3	298.5	(7.2)	(2.4)%	—	(9.4)	300.7	2.2	0.7%
Industrial Process	229.1	232.6	(3.5)	(1.5)%	—	(4.5)	233.6	1.0	0.4%
Connect & Control Technologies	158.6	153.3	5.3	3.5%	—	(0.8)	159.4	6.1	4.0%

Orders
ITT Inc.	$666.8	$663.9	$2.9	0.4%	$—	$(13.3)	$680.1	$16.2	2.4%

Motion Technologies	283.9	298.9	(15.0)	(5.0)%	—	(8.7)	292.6	(6.3)	(2.1)%
Industrial Process	212.9	194.3	18.6	9.6%	—	(3.9)	216.8	22.5	11.6%
Connect & Control Technologies	170.5	171.4	(0.9)	(0.5)%	—	(0.7)	171.2	(0.2)	(0.1)%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Full-Year 2018 & 2017
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	Change	% Change
	12M 2018	12M 2017	2018 vs. 2017	2018 vs. 2017	12M 2018	12M 2018	12M 2018	Adj. 2018 vs. 2017	Adj. 2018 vs. 2017

Revenue
ITT Inc.	$2,745.1	$2,585.3	$159.8	6.2%	$5.5	$45.7	$2,693.9	$108.6	4.2%

Motion Technologies	1,274.1	1,176.0	98.1	8.3%	5.5	42.7	1,225.9	49.9	4.2%
Industrial Process	827.1	807.2	19.9	2.5%	—	(2.0)	829.1	21.9	2.7%
Connect & Control Technologies	646.6	605.6	41.0	6.8%	—	5.1	641.5	35.9	5.9%

Orders
ITT Inc.	$2,891.9	$2,619.4	$272.5	10.4%	$17.7	$48.7	$2,825.5	$206.1	7.9%

Motion Technologies	1,295.6	1,198.8	96.8	8.1%	17.7	44.9	1,233.0	34.2	2.9%
Industrial Process	902.1	799.8	102.3	12.8%	—	(1.5)	903.6	103.8	13.0%
Connect & Control Technologies	696.3	624.1	72.2	11.6%	—	5.3	691.0	66.9	10.7%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Fourth-Quarter 2018 & 2017
(In Millions)

	3M 2018	3M 2018		3M 2018	3M 2017*	3M 2017		3M 2017	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2018 vs. 2017		As Adjusted 2018 vs. 2017
Revenue:
Motion Technologies	$291.3			$291.3	$298.5			$298.5	(2.4)%		(2.4)%
Industrial Process	229.1			229.1	232.6			232.6	(1.5)%		(1.5)%
Connect & Control Technologies	158.6			158.6	153.3			153.3	3.5%		3.5%

Intersegment eliminations	(0.6)			(0.6)	(0.8)			(0.8)
Total Revenue	$678.4			$678.4	$683.6			$683.6	(0.8)%		(0.8)%

Operating Margin:
Motion Technologies	16.3%	(180)	BP	14.5%	11.4%	120	BP	12.6%	490	BP	190	BP
Industrial Process	12.0%	—	BP	12.0%	12.1%	(10)	BP	12.0%	(10)	BP	—	BP
Connect & Control Technologies	12.7%	370	BP	16.4%	12.7%	90	BP	13.6%	—	BP	280	BP

Total Operating Segments	14.0%	10	BP	14.1%	11.9%	80	BP	12.7%	210	BP	140	BP

Income (loss):
Motion Technologies	$47.5	$(5.4)		$42.1	$33.9	$3.7		$37.6	40.1%		12.0%
Industrial Process	27.4	0.1		27.5	28.1	(0.1)		28.0	(2.5)%		(1.8)%
Connect & Control Technologies	20.2	5.8		26.0	19.5	1.4		20.9	3.6%		24.4%

Total Segment Operating Income	$95.1	$0.5		$95.6	$81.5	$5.0		$86.5	16.7%		10.5%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent operating items including certain legal matters.

*2017 As Reported Operating Income was adjusted to reflect the adoption of ASU 2017-07 which amends the Statement of Operations presentation for the components of net periodic benefit cost for entities that sponsor defined benefit pension and other postretirement plans.

The 2017 adjustments to Segment Operating Income in the 2017 As Reported column were as follows:

Motion Technologies	$—
Industrial Process	0.6
Connect & Control Technologies	0.3
Total Segment Operating Income	$0.9

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Full-Year 2018 & 2017
(In Millions)

	12M 2018	12M 2018		12M 2018	12M 2017*	12M 2017		12M 2017	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2018 vs. 2017		As Adjusted 2018 vs. 2017
Revenue:
Motion Technologies	$1,274.1			$1,274.1	$1,176.0			$1,176.0	8.3%		8.3%
Industrial Process	827.1			827.1	807.2			807.2	2.5%		2.5%
Connect & Control Technologies	646.6			646.6	605.6			605.6	6.8%		6.8%

Intersegment eliminations	(2.7)			(2.7)	(3.5)			(3.5)
Total Revenue	$2,745.1			$2,745.1	$2,585.3			$2,585.3	6.2%		6.2%

Operating Margin:
Motion Technologies	17.5%	(30)	BP	17.2%	16.2%	70	BP	16.9%	130	BP	30	BP
Industrial Process	11.1%	—	BP	11.1%	8.2%	70	BP	8.9%	290	BP	220	BP
Connect & Control Technologies	14.9%	110	BP	16.0%	11.3%	220	BP	13.5%	360	BP	250	BP

Total Operating Segments	15.0%	10	BP	15.1%	12.5%	110	BP	13.6%	250	BP	150	BP

Income (loss):
Motion Technologies	$223.4	$(4.3)		$219.1	$190.2	$8.7		$198.9	17.5%		10.2%
Industrial Process	91.4	0.1		91.5	65.8	5.9		71.7	38.9%		27.6%
Connect & Control Technologies	96.5	7.1		103.6	68.4	13.1		81.5	41.1%		27.1%

Total Segment Operating Income	$411.3	$2.9		$414.2	$324.4	$27.7		$352.1	26.8%		17.6%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent operating items including certain legal matters.

*2017 As Reported Operating Income was adjusted to reflect the adoption of ASU 2017-07 which amends the Statement of Operations presentation for the components of net periodic benefit cost for entities that sponsor defined benefit pension and other postretirement plans.

The 2017 adjustments to Segment Operating Income in the 2017 As Reported column were as follows:

Motion Technologies	$0.2
Industrial Process	6.3
Connect & Control Technologies	1.7
Total Segment Operating Income	$8.2

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Fourth-Quarter 2018 & 2017
(In Millions, except per share amounts)

	Q4 2018 Reported	Non-GAAP Adjustments		Q4 2018 Adjusted	Q4 2017 Previously Reported	ASU 2017- 07 Adjustment(1)	Non-GAAP Adjustments		Q4 2017 Adjusted	2018 vs. 2017 Adjusted ($)	2018 vs. 2017 Adjusted (%)

Segment Operating Income	$95.1	$0.5	#A	$95.6	$80.6	$0.9	$5.0	#A	$86.5
Corporate (Expense)	(26.5)	16.0	#B	(10.5)	(12.0)	0.6	(1.9)	#B	(13.3)
Operating Income	68.6	16.5		85.1	68.6	1.5	3.1		73.2
Interest Income (Expense)	(0.8)	1.9	#C	1.1	—	—	(0.4)	#C	(0.4)
Other Income (Expense)	(1.5)	0.3	#D	(1.2)	(0.2)	(1.5)	(0.1)	#D	(1.8)
Income from Continuing Operations before Tax	66.3	18.7		85.0	68.4	—	2.6		71.0
Income Tax (Expense) Benefit	(15.3)	3.7	#E	(11.6)	(134.3)	—	120.4	#E	(13.9)
Income (Loss) from Continuing Operations	51.0	22.4		73.4	(65.9)	—	123.0		57.1
Less: Non Controlling Interest	0.4	—		0.4	0.1				0.1
Income (loss) from Continuing Operations - ITT Inc.	$50.6	$22.4		$73.0	$(66.0)	$—	$123.0		$57.0
EPS from Continuing Operations	$0.57	$0.25		$0.82	$(0.75)	$—	$1.39	#F	$0.64	$0.18	28.1%

Note: Amounts may not calculate due to rounding.
#A -	2018 includes restructuring costs ($1.5M), acquisition related costs ($0.2M) and a legal accrual ($5.0M) offset by income ($6.2M) related to the settlement of a patent infringement case.
#A -	2017 includes restructuring and realignment costs ($4.9M), other costs ($0.1M), and acquisition related costs offset by reversal of prior year acquisition-related reserves.
#B -	2018 includes restructuring and realignment costs ($1.1M), asbestos related expense ($15.4M) and other income primarily from the sale of excess property ($0.5M).
Note: ($15.4M) net asbestos related expense includes favorable settlement agreements ($1.9M) offset by remeasurement cost adjustment ($2.8M), and asbestos related expense to maintain 10 year accrual ($14.5M).
#B -	2017 includes income of ($16.4M) related to insurance recovery, certain costs associated primarily with sale of excess property ($0.7M), franchise tax adjustment ($0.7M), and asbestos related expense ($13.1M).
#C -	2018 Interest expense related to a change in uncertain tax position and prior year tax audit refund.
#C -	2017 Interest income related to a change in uncertain tax position.
#D -	Other income includes net pension settlement costs in 2018 and other costs in 2017 both related to the Industrial Process segment.
#E -	2018 includes various tax-related special items including tax expense for valuation allowance change ($1.4M), tax benefit for tax law changes ($0.2M), tax benefit on current and future distribution of foreign earnings ($3.0M), tax benefit for return to accrual adjustments ($0.3M), tax expense for tax rate change ($2.0M), tax expense for audit settlements ($2.3M), tax expense for GILTI tax expense allocation ($1.7M) and the tax impact of other operating special items.
#E -

2017 includes various tax-related special items, including provisional U.S. transition tax expense resulting from U.S. tax law change ($57.9M), tax expense from the U.S. tax rate reduction on deferred tax assets ($86.0M), and a tax benefit ($14.7M) on the remeasurement of U.S. tax on undistributed foreign earnings. In addition, special items include tax benefit on excess stock based compensation ($1.5M), tax benefit from retroactive application of Italian patent box incentive ($3.4M), tax benefit for other tax rate changes ($1.3M), and the tax impact of other operating special items.

#F -	The fourth quarter 2017 previously reported EPS from Continuing Operations is calculated using basic weighted average shares outstanding due to the loss from continuing operations for the period. The Adjusted EPS from Continuing Operations includes a $0.01 per share adjustment due to the use of diluted weighted average shares outstanding.
(1) -	The adjustments in December 2017 reflect the adoption of ASU 2017-07 which amends the Statement of Operations presentation for the components of net periodic benefit cost for entities that sponsor defined benefit pension and other postretirement plans.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Full-Year 2018 & 2017
(In Millions, except per share amounts)

	12M 2018 Reported	Non-GAAP Adjustments		12M 2018 Adjusted	12M 2017 Previously Reported	ASU 2017- 07 Adjustment(1)	Non-GAAP Adjustments		12M 2017 Adjusted	2018 vs. 2017 Adjusted ($)	2018 vs. 2017 Adjusted (%)

Segment Operating Income	$411.3	$2.9	#A	$414.2	$316.2	$8.2	$27.7	#A	$352.1
Corporate (Expense)	(14.0)	(32.9)	#B	(46.9)	(6.5)	1.4	(34.1)	#B	(39.2)
Operating Income	397.3	(30.0)		367.3	309.7	9.6	(6.4)		312.9
Interest Income (Expense)	(0.4)	0.7	#C	0.3	0.3	—	(2.5)	#C	(2.2)
Other Income (Expense)	(5.9)	1.7	#D	(4.2)	(0.6)	(9.6)	3.6	#D	(6.6)
Income from Continuing Operations before Tax	391.0	(27.6)		363.4	309.4	—	(5.3)		304.1
Income Tax (Expense)	(57.7)	(17.9)	#E	(75.6)	(194.6)	—	120.7	#E	(73.9)
Income from Continuing Operations	333.3	(45.5)		287.8	114.8	—	115.4		230.2
Less: Non Controlling Interest	0.9	—		0.9	(0.2)		—		(0.2)
Income from Continuing Operations - ITT Inc.	$332.4	$(45.5)		$286.9	$115.0	$—	$115.4		$230.4
EPS from Continuing Operations	$3.75	$(0.52)		$3.23	$1.29	$—	$1.30		$2.59	$0.64	24.7%

Note: Amounts may not calculate due to rounding.
#A -	2018 includes restructuring costs ($4.5M), legal accrual ($5.0M) offset by income ($6.2M) related to the settlement of a patent infringement case, and acquisition related income ($0.4M).
#A -	2017 includes restructuring and realignment costs ($18.5M), legal accrual ($5.0M), net acquisition related costs ($4.1M), and other costs ($0.1M).
#B -	2018 includes restructuring and realignment costs ($1.1M), income from a legacy environmental settlement ($0.4M), certain income from the sale of excess property ($38.5M) and asbestos related expense ($4.9M);
Note: ($4.9M) net asbestos related expense includes favorable settlement agreements ($58.9M) offset by remeasurement cost ($10.0M), and asbestos related expense to maintain 10 year accrual ($53.8M).
#B -	2017 includes income of ($20.2M) related to environmental insurance recovery, certain costs associated primarily with sale of excess property ($5.1M), restructuring and other acquisition related costs ($0.2), franchise tax adjustment ($0.7) and asbestos related income ($19.9M).
Note: ($19.9M) net asbestos related income includes adjustment to maintain 10 year accrual ($56.5M) offset by re-measurement income ($76.4M).
#C -	2018 Interest expense related to a change in uncertain tax position and prior year tax audit refund.
#C -	2017 Interest income related to a change in uncertain tax position.
#D -	Other income includes net pension settlement costs in 2018 and net pension curtailment and other costs in 2017 both related to the Industrial Process segment.
#E -	2018 includes various tax-related special items including a tax benefit for current and future distribution of foreign earnings ($2.6M), tax benefit for valuation allowance change ($23.7M), tax expense for tax rate change ($2.0M), tax benefit for tax law changes ($2.6M), tax benefit for return to accrual adjustment ($1.1M), tax benefit for change in uncertain tax positions ($4.0M), tax expense for audit settlement ($1.4M), tax expense for GILTI tax expense allocation ($1.7M) and the tax impact of other operating special items.
#E -	2017 includes various tax-related special items, including provisional U.S. transition tax expense resulting from U.S. tax law change ($57.9M), tax expense from the U.S. tax rate reduction on deferred tax assets ($86.0M), and a tax benefit ($14.7M) on the remeasurement of U.S. tax on undistributed foreign earnings. In addition, special items include tax benefit on excess stock based compensation ($2.7M), tax benefit from retroactive application of Italian patent box incentive ($3.4M), tax benefit for other tax rate changes ($2.7M), tax benefit for change in uncertain tax positions ($3.6M), and the tax impact of other operating special items.

(1) -	The adjustments in December 2017 reflect the adoption of ASU 2017-07 which amends the Statement of Operations presentation for the components of net periodic benefit cost for entities that sponsor defined benefit pension and other postretirement plans.

ITT Inc. Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Full-Year 2018 & 2017
(In Millions)

	12M 2018	12M 2017

Net Cash - Operating Activities(1)	$371.8	$247.2

Capital expenditures	95.5	113.3

Free Cash Flow	276.3	133.9

Insurance settlement agreement, net	(16.9)	—
Asbestos cash payments, net	40.8	45.3
Restructuring cash payments	8.2	17.8
Acquisition / Realignment-related cash payments	0.5	11.3
Discretionary Pension Contributions, net of tax	—	22.1

Adjusted Free Cash Flow	308.9	230.4

Income from Continuing Operations - ITT Inc.	332.4	115.0

Special Items, net of tax	(45.5)	115.4

Income from Continuing Operations - ITT Inc., Excluding
Special Items	$286.9	$230.4

Adjusted Free Cash Flow Conversion	107.7%	100.0%

(1) 2017 revised to reflect the new standard ASU 2016-18 regarding presentation of the changes in restricted cash.

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full-Year 2019

	2019 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$2.69	$3.05

Estimated Asbestos Related Costs, Net of Tax	0.47	0.39

	$3.16	$3.44

Estimated Restructuring, Realignment and Other Costs, Net of Tax	0.26	0.22

EPS from Continuing Operations - Adjusted	$3.42	$3.66

2019 Adjusted Segment Operating Margin
Full-Year 2019
vs PY

FY 2018 Adjusted Segment Operating Margin	15.1%
Volume, Mix, Price, and Other	+90 to +150 bps
Net Operating Productivity	+50 bps
Operational Margins Subtotal	16.5% to 17.1%
Strategic Investments	(-80) bps
FY 2019 Adjusted Segment Operating Margin	15.7% to 16.3%

CONTACT:
Investors:
Jessica Kourakos, +1-914-641-2030
jessica.kourakos@itt.com

Media:
Kathleen Bark, +1-914-641-2103
kathleen.bark@itt.com